February 22, 2007

The Board of Directors

Great American Financial Resources, Inc.

201 East Fifth Street

Cincinnati, Ohio 45202

Gentlemen:

By this letter, American Financial Group, Inc. ("AFG") proposes that its approximately 81%-owned subsidiary, Great American Financial Resources, Inc. ("GAFRI"), engage in a merger transaction that would result in AFG becoming the beneficial owner of 100% of GAFRI's outstanding shares of common stock. AFG proposes that in the merger, holders of shares other than those shares beneficially owned by AFG would receive $23.50 per share in cash.

The source of funds would be a combination of excess cash of GAFRI and AFG. The merger would involve a newly incorporated GAFRI or AFG subsidiary with GAFRI being the surviving corporation. AFG intends to guarantee all of GAFRI's debt obligations upon completion of the merger.

AFG is motivated to simplify its organizational structure and use some excess capital to increase its ownership of a core specialty focused business. As a result, AFG is not interested in pursuing a sale of its position in GAFRI.

AFG considers the price to be received by GAFRI minority shareholders to be fair in light of the recent and historical trading prices of GAFRI common stock (including the average closing price for the last 30 trading days, which is approximately $22.00) and with respect to GAFRI's book value, return on equity, price to earnings multiple and other factors.

The transaction would be subject to approvals by the Board of Directors of AFG, the Board of Directors of GAFRI and applicable regulatory authorities. It is AFG's expectation that the GAFRI board will appoint a special committee of independent directors to consider this proposal on behalf of GAFRI shareholders other than AFG and to make a recommendation to the full Board of Directors. We look forward to discussing this proposal with the GAFRI special committee. AFG does not intend to pursue the proposal without the favorable recommendation of such special committee.

We further recognize the consummation of the above-referenced transaction could only occur after definitive transaction documentation has been executed; a proxy with respect to the transaction has been filed with and cleared by the Securities and Exchange Commission; a GAFRI shareholders' meeting has been duly noticed and held; and all other regulatory clearances have been obtained.

We look forward to your response, on behalf of GAFRI, to this proposal.

Sincerely,

AMERICAN FINANCIAL GROUP, INC.

By: /s/ James E. Evans

James E. Evans

Senior Vice President & General Counsel